EXHIBIT 10.93







February 28, 1996


Proprietary and Confidential, not to be Distributed
Outside of The Aegis Consumer Funding Group, Inc. and its Affiliates

Mr. Angelo R. Appierto
Chairman of the Board
The Aegis Consumer Funding Group, Inc.
525 Washington Blvd.
Jersey City, NJ  07310

Dear Angelo:

Greenwich Capital Markets, Inc. together with its affiliates ( Greenwich ) is pleased to submit to The
Aegis Consumer Funding Group, Inc. ( Aegis ) its commitment, subject to the conditions set forth in the attached Summaries of Terms and in Annex A hereto, to provide Aegis with the following financing facilities
(the  Facilities ):

     (i)   $100,000,000  Senior Warehouse Facility;
     (ii)$414,875,000   1, 2
Senior Term Securitization Facility;
     (iii)$63,750,000   1
Subordinated Term Securitization Facility; and
     (iv)    $5,000,000  Junior Subordinated Notes

     1 Subject to variation as described in the related
Summary of Terms enclosed herewith
     2 After provision for initial reserve deposits, as illustrated in Annex B hereto

At your request, the pricing of the Facilities, rather than being determined discretely for each Facility, has been determined on the basis of Greenwich performing all of the services described herein.

It is contemplated that the Senior Warehouse Facility could be converted into a loan purchase facility, which would likely permit Aegis to book partial gains-on-sale earlier than under the Senior Warehouse Facility and would potentially provide greater flexibility to Aegis in the timing of securitizations. However, since the purchase facility generally would expose Greenwich to greater risk than the Senior Warehouse Facility, Aegis agrees that such purchase facility would be structured to permit Greenwich in its discretion to dispose of purchased loans through securitizations or otherwise as necessary to protect its investment in the loans.

                                   Aegis further agrees
that it will be obligated to deliver to Greenwich the Warrants together with a Warrant Agreement containing the terms, and on the schedule, described in Annex C hereto, upon completion of documentation.

It is expected that Greenwich will have performed sufficient due diligence with respect to the Facilities to present the Senior and Subordinated Term
Securitization Facilities and the Junior Subordinated
Note for approval by the Greenwich Credit and Investment Banking Committees by March 15, 1996, and the Senior Warehouse Facility for similar approval by March 15, 1996. Aegis agrees to cooperate in good faith with Greenwich to enable Greenwich to conclude its due diligence, and to negotiate in good faith commercially reasonable documentation of the
Facilities.

This letter and the attachments hereto set forth the entire agreement of Greenwich and Aegis with respect to the subject matter hereof and supersede all prior discussions and correspondence. This letter will be governed by and construed in accordance with New York law without regard to its conflicts of laws. In addition, please note that Greenwich s commitment pursuant to this letter is subject to withdrawal after the close of business on Thursday, March 1, 1996.

If the foregoing is acceptable to Aegis, please indicate its agreement to be bound by the provisions of this letter, including the attachments hereto, by executing this letter in the space provided below.

                                    Very truly yours,



                                    Konrad R. Kruger
                                    Co-President



Accepted and agreed

Aegis Consumer Funding Group, Inc.



By:
Title:
    A duly authorized officer


cc:  Barry Sloane, Sloane Advisors

SENIOR WAREHOUSE FACILITY

Summary of Terms


Greenwich will provide, as soon as practicable
(expected to be on or about March 29, 1996), a revolving credit facility (the Facility ) providing, subject to the conditions described below, a guaranteed advance rate.


Borrower:      Aegis Special Purpose Corporation (
Aegis SPC ), a wholly-owned subsidiary of Aegis.

Guarantor:     Aegis and Aegis Consumer Finance, Inc.
will each guarantee the performance of Aegis SPC under the terms of the Facility.

The Facility: Up to $150 million new and used automobile and light duty truck loan Variable Funding
Notes, of which $100 million will be committed by Greenwich (the Greenwich Notes ), which Variable
Funding Notes may be issued in one or more classes. At issuance, the Greenwich Notes will be purchased by Greenwich and may be sold in whole or in part at Greenwich s discretion. At the request of Aegis, the balance of the Variable Funding Notes will be placed by Greenwich on a best efforts basis (it being understood that the issuance of Variable Funding Notes other than the Greenwich Notes is contingent upon their placement).

               In addition, Greenwich will use its
reasonable best efforts to implement a wet funding component of the Facility within 60 days.

Purpose:       To finance the origination of loans
secured by new and used automobiles and light duty trucks (the Contracts ) qualified under Aegis lending programs until securitized as described below.

Advance Rate: With respect to Contracts which are delinquent 30 days or less, the lesser of:

               (i) The most recently applicable
Committed Underwriting Proceeds Percentage (as such term is defined in the Senior and Subordinated Term
Securitization Facility Summary of Terms) of the face amount of the Contracts less 1% (initially, 94.725% for uninsured Contracts and 96.725% for Contracts insured, on the basis of an 8% deductible, by The Connecticut
Indemnity Company); and

               (ii) 95% of the market value of the
Contracts, as determined by Greenwich based upon commercially reasonable parameters and concepts reflected in the Loan documentation acceptable to the parties.

               With respect to Contracts which are
31-60 days delinquent at the time of pledging under the Facility (which category of Contracts may not, after giving effect to any Facility advance with respect to any such Contract, constitute more than 5% (by dollar amount) of all Contracts pledged under the Facility), 90% of the lesser of:

               (i)  the face amount of the Contracts;
and
               (ii) the market value of the Contracts,
as determined by Greenwich based upon commercially reasonable parameters and concepts reflected in the Loan documentation acceptable to the parties.

Security:      The unpaid principal balance of each
Contract, any dealer holdbacks and a perfected first lien on all Contracts and all rights, take-out commitments and proceeds related thereto, together with amounts on deposit from time to time in the Reserve
Fund, as described below.

Eligible Collateral:     Contracts conforming to Aegis
credit guidelines (as verified by Greenwich by underwriting sample or otherwise) and having criteria of eligibility which include, but are not limited to:

               (i)  The respective document file shall
have been delivered to and verified by a third party custodian acceptable to Greenwich;
               (ii) The Contract shall not be greater
than 60 days past due;
               (iii)     With respect to any Contract
which is 31-60 days delinquent at the time of funding, the aggregate dollar amount of all such Contracts, including the Contract to be funded, shall not exceed
5% of the aggregate dollar amount of all Contracts pledged under the Facility; and
               (iv) other, customary criteria of
eligibility.

Term of Facility:   364 days from the date of closing,
provided that upon the agreement of both parties, the Facility may be extended through 1997.

Interest Rate: One month LIBOR, as set on the first business day of each week for all fundings to be effected during such week, plus 3.00%; provided however, that if one month LIBOR changes by greater than 0.25% after having been set, then one month LIBOR, for purposes of subsequent fundings during the week, will be reset daily. Interest is payable monthly in arrears.

Facility Fee: 0.25% per annum non-utilization fee, payable quarterly in arrears.

Mandatory
Prepayments:   Mandatory prepayments or the pledge of
additional Eligible Collateral will be required in the amounts by which outstanding borrowings under the Facility exceed the permitted borrowing base as described under Advance Rate above.

Mandatory
Repurchase:    Any Contract (i) which is defaulted and
has been charged off, (ii) as to which the related vehicle has been repossessed, (iii) which becomes greater than 90 days past due, (iv) as to which no payment has been made and which is 45 days or more delinquent or (v) which has been pledged under the Facility for 120 or more days will be required to be repurchased by Aegis. In addition, Aegis will be required to repurchase 61-90 day delinquent Contracts in a dollar amount sufficient to maintain the dollar proportion of such 61-90 day delinquent Contracts at or below 5% of all Contracts pledged under the Facility.

Conditions
Precedent to
Initial Borrowing: Usual for facilities and transactions of this nature, including, but not limited to:

               (i)  Execution and delivery of all
documentation satisfactory to Greenwich and its counsel;
               (ii) Absence of default under any
existing credit agreements;
               (iii)     Accuracy of Representations
and Warranties;
               (iv) Receipt of valid security interest;
and
               (v)  Legal opinions from counsel for the
Borrower satisfactory to Greenwich and its counsel addressing lien perfection, bankruptcy and other matters.

Conditions
Precedent to
All Borrowings:     Customary, including, but not
limited to:

               (i)  All Representations and Warranties
are true on and as of the date of the borrowing as though made on and as of such date;
               (ii) No Event of Default, or event which with the giving of notice or lapse of time or both would be an Event of Default, has occurred or is continuing, or would result from such borrowing;
               (iii)     No change shall have occurred
in the management of Aegis or any of its material operating subsidiaries which, in the reasonable judgment of Greenwich, would result in a material adverse change in the business of Aegis;
               (iv) No material adverse change shall
have occurred in the financial or operating condition, business or prospects of Aegis or any of its material operating subsidiaries;
               (v)  An applicable borrowing base
certificate has been completed, certifying that after giving effect to the requested borrowing, no Mandatory
Prepayment will be required; and
               (vi) The borrowing will not contravene
any applicable law.

               In addition, Greenwich reserves the
right to conduct continuing due diligence of Aegis and its material operating subsidiaries.

Representations
And Warranties:     Corporate - Aegis will make
customary Representations and Warranties, including with respect to its financial statements and other information furnished, no material adverse changes, litigation, compliance with laws (including ERISA and government agencies), insurance, taxes, properties and licenses.

               Asset-Related - Representations and
Warranties reasonably required by Greenwich for planned or actual secondary market execution.

Covenants:     Those negative, affirmative and
financial covenants customarily found in credit agreements appropriate in the context of the proposed transaction containing customary cure provisions.

               Requirements will include, but not be
limited to, the following:

               (i)  Minimum net worth equal to the
greater of (a) $15,000,000 or (b) 85% of prior fiscal year-end equity;
               (ii) Maximum leverage ratio of 13 to 1
(the leverage ratio being defined as the ratio of consolidated indebtedness to consolidated net worth).
For this purpose indebtedness will not include consolidated corporate indebtedness related to structured receivables transactions;
               (iii)     Maximum three-month rolling
average 30+ day delinquency (including Contracts as to which the related vehicle is in repossession inventory) for Aegis portfolio of automobile and light duty truck receivables of 12%;
               (iv) Maximum three-month rolling average annualized repossessions of 15%;
               (v)  Maximum annualized portfolio losses
of 7.5% and static pool losses on seasoned pools of 15%;
               (vi) Neither Aegis nor the Aegis SPC
will use the proceeds of the Facility to acquire or finance Margin Stock as defined in Federal Reserve
Regulations G, T, U or X;
               (vii)     Standard loan covenants (e.g.,
prohibition on debt, negative pledges, etc.); and
               (viii)    Without Greenwich s consent,
Aegis will not make cash dividends or distributions to shareholders in any fiscal year in an amount greater than the lesser of $1 million or 50% of prior fiscal year net income.

Events of Default
and Remedies:  Customary for transactions of this type.

Exclusive Right To
Securitize:    Greenwich shall have the exclusive
right, but not any obligation, to underwrite, at market, any securities collateralized by Contracts financed under the Facility which are issued by Aegis within one year of the initial advance under the Facility, subject to the terms and conditions of the Senior and Subordinated Term Securitization Facility.

Expenses:      Reasonable legal and other costs and
expenses incurred in connection with the preparation and negotiation of warehouse-related documentation, and upfront and ongoing custodial fees and expenses will be paid by Aegis as incurred. Wherever possible, Greenwich will negotiate fee caps on behalf of Aegis.
Greenwich will pay its own costs and expenses, including the costs relating to structuring the Variable Funding Notes.
SENIOR AND SUBORDINATED
 TERM SECURITIZATION FACILITY

Summary of Terms


Greenwich commits, on a forward basis, to underwrite
Aegis automobile and light duty truck receivable securitization transactions, and in connection therewith to provide, subject to the terms and conditions described below, guaranteed underwriting proceeds to Aegis.


Underwriting
Commitment:    Greenwich will commit to underwrite
Aegis auto receivable-backed securities as and when issued, in an amount (the Committed Underwriting
Proceeds Amount ) equal, with respect to each securitization occurring during the term of the Underwriting Commitment, to the product of 95.725%
(97.725% for insured receivables) (the  Committed
Underwriting Proceeds Percentage ) and the aggregate principal amount of receivables securitized. Greenwich will purchase each class of securities (or portion thereof), in order of class designation (from senior-most in credit priority to junior-most) and in each case at a market price as reasonably determined by Greenwich, until the aggregate proceeds to Aegis equals the Committed Underwriting Proceeds Amount.

               In connection with its Underwriting
Commitment, Greenwich will propose to Aegis, and Aegis may select, structures which will maximize Aegis cash proceeds and GAAP gain-on-sale; provided, that any structure selected by Aegis shall result in the realization of net cash proceeds at least equal to the Committed Underwriting Proceeds Amount. To the extent it is deemed desirable by Aegis to conduct public offerings of Aegis securities, Greenwich will make available, when effective, its SEC shelf registration to facilitate such offerings. In connection with any securitization, it will be Greenwich s intention to maximize the initial distribution of Aegis securities.

               In addition to the foregoing, Greenwich
will, upon the request of Aegis, undertake to place, on a best efforts basis, any securities not required to be purchased by Greenwich pursuant to its Underwriting
Commitment.

               Finally at the request of Aegis,
Greenwich will immediately undertake to sell or arrange for a third party to finance on behalf of Aegis, or to securitize and place, in either case on a ninety-day exclusive, best efforts basis, Aegis retained residual interests in its seven outstanding grantor trusts. In connection with any securitization, Greenwich will propose alternative structures to Aegis, and Aegis will select that structure which produces the most favorable GAAP treatment and cash gains. In connection with any direct placement, Greenwich will seek bids to purchase or finance all or a portion of the residual interests, present any and all bids to Aegis and assist
Aegis in effecting settlement with any party whose bid is accepted by Aegis. In any securitization or placement as described in this paragraph, it will be Greenwich s objective to produce cash proceeds to Aegis sufficient to retire all debt (including the Junior
Subordinated Notes) secured in whole or in part by the residual interests.

Term of the
Underwriting
Commitment:    Until the date on which the aggregate
principal amount of receivables securitized by Aegis in Greenwich-underwritten transactions hereunder equals or exceeds $500,000,000.

Underwriting
Mandate:       Aegis will commit its next $250 million
of securitization business, inclusive of the securitization reflected in the letter agreement between Greenwich and Aegis dated February 16, 1996, subject only to the existing Rothschild commitment of approximately $140 million, to Greenwich on an exclusive basis. Aegis will use its best efforts to fulfill its commitment within two years. As compensation to Greenwich for its Underwriting
Commitment, Aegis will pay to Greenwich, at the closing of each successive securitization transaction, the applicable underwriting fees, as set forth below:

                     Security          Underwriting Fee
                      Rating         (As % of Par
Amount)
               Senior Investment Grade  0.625%1/0.565%2
               Mezzanine Investment Grade   1.500%
                 Speculative Grade          3.500%
                     Non-Rated            Negotiated


               1 Applicable to securities priced at
101% of par or higher
               2 Applicable to securities priced at
less than 101% of par

               In addition, as compensation for any
private placement of Aegis securities by Greenwich as described in the third paragraph under Underwriting
Commitment above (other than in connection with Aegis retained residual interests in its seven outstanding grantor trusts), Aegis will pay to Greenwich, at the time of settlement of the applicable securities, a placement fee to be negotiated.

               In the event Aegis retains Greenwich in
connection with any securitization, financing or direct placement of Aegis retained residual interests in its seven outstanding grantor trusts, Aegis will pay to Greenwich, at the closing of the transaction, a fee equal to 3.50% of the gross proceeds realized by Aegis from the securitization, financing or direct placement of its retained residual interests.

               Notwithstanding the foregoing, Aegis may withdraw the Underwriting Mandate if the Committed
Underwriting Proceeds Percentage is reduced below the level specified under Adjustment of Committed
Underwriting Proceeds Percentage below. In addition, subject to its commitment to deliver a minimum of $250 million in securitization business to Greenwich, Aegis shall have the right to effect a sale, securitization or other disposition of its Contracts through a party other than Greenwich if such sale, securitization or other disposition would produce, for identical or greater net committed underwriting proceeds to Aegis, an all-in cost of funds at least 0.15% lower than would be provided by Greenwich under its final securitization proposal for such Contracts, which may be presented as a counter-proposal to any such third party proposal.
It is expressly understood and agreed by Aegis that any proprietary structure proposed by Greenwich to Aegis, including any structure proposed to Aegis prior to the execution of this Commitment Letter, is proprietary and may not be disclosed to any other party at any time during which any contractual agreement relating to the Contracts is in force between Aegis and Greenwich.

               Aegis will commit to do an additional
$250 million of securitization business (the  Secondary
Commitment ) on an exclusive basis with Greenwich under the identical terms applicable to the first $250 million in securitization business, but may effect a securitization through a party other than Greenwich for any reason; provided however, that if in connection with any such third party securitization transaction the all-in cost of funds is not at least 0.15% lower than would be provided by Greenwich under its final securitization proposal for such transaction (any third party securitization conducted under such circumstances, a Discretionary Out ), Aegis will pay the following break-up fees to Greenwich:

                   *0.35% of the first $125,000,000 in
Contracts securitized by      Aegis with a third party
pursuant to a Discretionary Out

                    *0.50% of the second $125,000,000
in Contracts securitized        by Aegis with a third
party pursuant to a Discretionary Out.

               Discretionary Outs will be applied in
reduction of the Secondary Commitment.

Purpose:       To provide a guaranteed advance rate to
Aegis with respect to its originations which will obviate the need for the majority of the residual financing upon which Aegis currently relies.
Substituting a committed securitization take-out for single-source secured financing, which by its nature is subject to variability, will increase the certainty of Aegis all-in execution.

Conditions
Precedent:     Each purchase by Greenwich of Aegis
securities will be conditioned upon the following:

               (i)  Execution of definitive
documentation relating to the issuance of the securities in form and substance reasonably satisfactory to Greenwich;
               (ii) Receipt of legal opinions customary in rated asset-backed securities transactions which are reasonably satisfactory to Greenwich;
               (iii)     The execution by Aegis of a
standard purchase agreement relating to Greenwich s purchase of securities pursuant to the Underwriting
Commitment, which purchase agreement will provide, among other things, for the indemnification by Aegis of Greenwich, its affiliates, directors, officers, employees, agents, consultants and counsel for material misstatements or omissions or alleged misstatements or omissions contained in any offering document prepared by Aegis in connection with the offering of securities, other than any such misstatements or omissions in information provided by Greenwich in writing expressly for inclusion in such offering document;
                 (iv) No change shall have occurred in
the management of Aegis or any of its material operating subsidiaries which, in the reasonable judgment of Greenwich, would result in a material adverse change in the business of Aegis; and
(v)No material adverse change shall have occurred in the financial or operating condition, business or prospects of Aegis or any of its material operating subsidiaries.

               In addition, Greenwich reserves the
right to conduct continuing due diligence of Aegis and its material operating subsidiaries.

Adjustment of
Committed
Underwriting
Proceeds Percentage:     In the event that either or
both of the following conditions cannot be met with respect to any securitization:

               (i)  The performance of Aegis  past
originations shall not have worsened, or the credit quality of the receivables underlying the subject securitization changed adversely, so as to result in an increase in the levels of credit support required for applicable rating categories by any rating agency
(other than Duff & Phelps Credit Rating Co.) rating a current issue over those required for any previous securitization as to which Greenwich was the underwriter, or, in the case of Duff & Phelps Credit
Rating Co., as evidenced by an increase in the levels of credit support required for applicable rating categories over those required in the Aegis Auto
Receivables Trust 1995-4 transaction;
               (ii) The level of prevailing interest
rates shall not have increased relative to the APRs of the receivables so as to result, by virtue of a reduction in available net excess spread, in an increase in the levels of credit support required for each applicable rating category by any rating agency
(other than Duff & Phelps Credit Rating Co.) rating a current issue over those required for any previous securitization as to which Greenwich was the underwriter, or, in the case of Duff & Phelps Credit
Rating Co., so as to result in an increase in the levels of credit support required for applicable rating categories over those required in the Aegis Auto
Receivables Trust 1995-4 transaction,

               the Committed Underwriting Proceeds
Percentage will be reduced such that Greenwich s underwriting risk, as measured by credit rating and other factors, is consistent with previous securitizations (or, in the case of the first securitization structure as to which Greenwich is the underwriter, consistent with the pro forma securitization structure summarized in Annex B hereto).
Before giving effect to any reduction in the Committed
Underwriting Proceeds Percentage, Greenwich will demonstrate in good faith the appropriateness of such reduction to the reasonable satisfaction of Aegis.

Representations
And Warranties:     Aegis will make, as of the cut-off
date for each securitization, Representations and Warranties in form and content comparable to those made in the Aegis Auto Receivables Trust 1995-4 transaction, except as from time to time may be required by a rating agency or credit enhancement provider and except as may be reasonably requested by Greenwich.

Servicing:     The receivables underlying each
securitization over the Term of Greenwich s
Underwriting Commitment will be serviced, except as may be required by one or more rating agencies involved in such securitization or by a participating third-party credit enhancement provider, in the same manner, to the same standard and for the same level of compensation as provided in the Aegis Auto Receivables Trust 1995-4 transaction (except, to the extent Aegis assumes the entirety of servicing responsibility for its receivables in the future, as may be agreed by Greenwich and Aegis).

Expenses:      Legal and rating agency costs and
expenses incurred in connection with the preparation and negotiation of securitization-related documentation, registration fees (if applicable), upfront and ongoing custodial and trustee fees and expenses, bond insurer premiums, fees and expenses (if applicable) and accountants comfort letters shall be paid by Aegis as incurred. Where possible, Greenwich will negotiate fee and/or expense caps on behalf of Aegis. Greenwich will pay its own costs and expenses, including the costs relating to its due diligence of the receivables underlying each securitization.



JUNIOR SUBORDINATED NOTES

Summary of Terms

Greenwich will provide a stand-by facility structured as a secured, full recourse loan (the Loan ), evidenced by a junior subordinated note (the
Subordinated Note ), to Aegis, the proceeds of which will be disbursed, following the completion of documentation, subject to the conditions described below.


Borrower:      Aegis.

Loan Amount:   $5 million.

Purpose:       At the discretion of Aegis, to provide
funds for take-down by Aegis, in minimum $500,000 draws, for the purpose of funding anticipated expenses relating to the transfer of certain loan servicing responsibilities to Aegis from American Lenders
Facilities, Inc. (ALFI), effecting certain upgrades to its systems, funding reserve funds required in connection with securitization transactions and renting additional space to accommodate increased staff, as well as for general corporate purposes.

Security:      At the time of, and as a condition to
any take-down under the Loan, Aegis shall deliver to Greenwich as security for Aegis obligations a valid security interest in assets reasonably satisfactory to Greenwich.

               The collateral provided hereunder shall
be marked to market on a quarterly basis by Greenwich.
In the event that Greenwich shall conclude in the exercise of its reasonable judgment as a market professional that the value of the collateral shall be insufficient given the outstanding principal balance on the Loan, Aegis shall either pay down the outstanding principal balance under the Loan or deliver to Greenwich within five business days of notification of the deficiency, a valid security interest in assets reasonably satisfactory to Greenwich, sufficient to restore the value of the collateral pledged hereunder to an amount reasonable to secure the outstanding principal balance of the Loan.

Term of Loan: One year. At maturity, accrued and unpaid interest and the entire remaining unpaid principal balance of the Loan will be due; provided, however, that the maturity date may be extended up to six months with the permission of Greenwich (such extended maturity date, the Final Maturity ), which permission will not be unreasonably withheld, if each of the following are applicable as of the original maturity date:

               (i)  No Event of Default, or event which
with the giving of notice or lapse of time or both would be an Event of Default, has occurred or is continuing;
               (ii) No Covenant, as set forth below,
has been breached during the term of the Loan;
               (iii)     Aegis has originated at least
$400 million in aggregate original principal amount of automobile and light duty truck receivables during the term of the Loan; and
               (iv) Greenwich shall have the reasonable expectation that a secondary public equity offering or other cash infusion or revenue event will provide a source for repayment of the Loan prior to Final
Maturity.

Interest Rate: One month LIBOR, reset monthly, plus
9.00%, or at the initial and irrevocable option of Aegis, a fixed rate of 15%. Interest is payable monthly in arrears.

Conditions
Precedent to
Borrowing:     Usual for transactions of this nature,
including, but not limited to, the following:

               (i)  Execution and delivery of all
documentation satisfactory to Greenwich and its counsel;
               (ii) Absence of default under any
existing credit agreements;
               (iii)     Accuracy of Representations
and Warranties;
               (iv) Receipt of valid security interest;
               (v)  Legal opinions from counsel for
Borrower satisfactory to Greenwich and its counsel addressing lien perfection, enforceability and other matters; and
               (vi) The borrowing will not contravene
any applicable law.

Representations
And Warranties:     Aegis will make customary
Representations and Warranties, including with respect to its financial statements and other information furnished, no material adverse changes, litigation, compliance with laws (including ERISA and government agencies), insurance, taxes, properties and licenses.

Covenants:     Those negative, affirmative and
financial covenants customarily found in credit agreements appropriate in the context of the proposed transaction.

               Requirements will include, but not be
limited to, the following:

               (i)  Minimum net worth equal to the
greater of (a) $15,000,000 or (b) 85% of prior fiscal year-end equity;
               (ii) Maximum leverage ratio of 13 to 1
(the leverage ratio being defined as the ratio of consolidated indebtedness to consolidated net worth).
For this purpose indebtedness will not include consolidated corporate indebtedness related to structured receivables transactions;
               (iii)     Maximum three-month rolling
average 30+ day delinquency (including Contracts as to which the related vehicle is in repossession inventory) for Aegis portfolio of automobile and light duty truck receivables of 12%;
               (iv) Maximum three-month rolling average annualized repossessions of 15%;
               (v)  Maximum annualized portfolio losses
of 7.5% and static pool losses on seasoned pools of 15%;
               (vi) Aegis will not use the proceeds of
the Loan to acquire or finance Margin Stock as defined in Federal Reserve Regulations G, T, U or X;
               (vii)     Standard loan covenants (e.g.,
prohibition on debt, negative pledges, etc.); and
               (viii)    Without Greenwich s consent,
Aegis will not make dividends or distributions to shareholders in any fiscal year in an amount greater than the lesser of $1 million or 50% of prior fiscal year net income.

Events of Default
and Remedies:  Customary for transactions of this type
(material adverse change, etc.).

Expenses:      Reasonable expenses incurred by
Greenwich in connection with its extension of the Loan, including, but not limited to, the fees and expenses of its counsel, will be paid by Aegis as incurred;
provided, however, that Greenwich will pay those costs and expenses associated with its due diligence of those assets constituting security for the Loan. Wherever possible, Greenwich will negotiate fee caps on behalf of Aegis.
ANNEX A


CONDITIONS TO THE FACILITIES


                                   The following are
each a condition precedent to the execution by Greenwich of definitive documentation relating to each
Facility:


(i) Greenwich has completed to its satisfaction its due diligence of Aegis, its management and controlling stockholders, its systems, underwriting, servicing and collections operations, its review of Aegis static pool performance and its sample review of Aegis loan files;

(ii) Each Facility has been approved by Greenwich s
Credit and Investment Banking Committees;

(iii)     No change shall have occurred in the
management of Aegis or any of its material operating subsidiaries which, in the reasonable judgment of Greenwich, would result in a material change in the business of Aegis;

(iv) No material adverse change has occurred in the financial or operating condition, business or prospects of Aegis or any of its subsidiaries or affiliates;

(v) Aegis has demonstrated to Greenwich s satisfaction that it would have adequate cash or capital resources, after giving effect to the Facilities, to fund its operations and capital expenditures over the next twelve months; and


The execution by Greenwich of definitive documentation relating to the Facilities described hereabove will be accomplished concurrently.

ANNEX C


Description of Warrants


Warrants to purchase 7.5% of the outstanding common stock of Aegis (the Warrants ), calculated at the time of issuance thereof, at an exercise price (payable in cash or in additional warrants) of $7 per share, subject to the anti-dilution adjustments, as described below.

The Warrants will remain exercisable for three years from the date of issuance of the first warrant.
Warrants shall be exercisable in whole or in part at any time or from time to time; provided, however, that the exercise of warrants which, when taken together with all other shares of common stock of Aegis owned by Greenwich, would increase Greenwich s ownership to greater than 4.9% of the outstanding Aegis common stock, may be effected only:

     (i) for the purpose of the sale of the underlying common stock in a broad based public offering;

     (ii) for the purpose of the sale in connection with a private placement, including 144A sale, of the underlying common stock in which no one purchaser acquires more than 2% of the outstanding common stock;

     (iii)     for the purpose of the sale of the
underlying common stock to a purchaser who is already a controlling shareholder of Aegis; and

     (iv) for the purpose of the sale of the underlying common stock back to Aegis.

The Warrants will be granted and delivered to Greenwich concurrent with or prior to execution of definitive documentation for all of the facilities herebove described. However, the ability of Greenwich to exercise such Warrants shall vest pursuant to the following schedule:

     (i)  2.5% upon execution of definitive
documentation relating to the Facilities;

     (ii) 1.5% upon the purchase by Greenwich (expected
on or before March 31, 1996) of the portion of Aegis
Auto Loan Receivables Trust 1996- 1 Pass-Through
Certificates rated BB and higher by Duff & Phelps
Credit Rating Co.;   (iii)     for each calendar
quarter commencing April 1, 1996, warrants to purchase a percentage of the outstanding shares of Aegis equal to the product of (a) the ratio of (1) the sum of the aggregate dollar volume of Contracts originated by Aegis and securitized by Greenwich during such quarter plus the aggregate dollar volume of any Contracts sold, securitized or otherwise disposed of during such quarter with a third party (other than contracts placed through the existing Rothschild facility) where the all-in cost of funds are not at least 0.30% less than, and the net committed proceeds generated are not identical or greater than, that offered by Greenwich under its final securitization proposal for such Contracts, to (2) $390,000,000 and (b) 2.0%, until warrants to purchase a total of 2.0% of the shares of Aegis have been issued to Greenwich pursuant to this clause (iii); provided, however, that if during any such quarter Greenwich shall have exercised its right to terminate the Senior Warehouse Facility or the Senior and Subordinated Term Securitization Facility, then for purposes of clause (iii)(a)(l) effect will be given only to Contract originations occurring up to such date of termination; and

     (iv) 1.5% upon renewal by Greenwich, upon substantially similar terms, of the Senior Warehouse
Facility to provide for at least $100 million of continued funding thereunder through December 1997.

In addition, the Warrants will be freely transferable subject only to compliance with Federal securities laws. Holders of the Warrants will have two demand registration rights (to be exercised no more often than once in any calendar year) covering the underlying common stock, unlimited piggyback registration rights and customary anti-dilution provisions protecting the holders against stock splits, stock dividends and additional issuance of common stock; provided, however, that such registration shall not require interim audit of the Company s financial statements under SEC regulations. It is understood and agreed that piggyback registration rights, if exercised by Greenwich, will be subject to the consent of the underwriter of the related equity offering, and that Greenwich s rights will be subordinate to those of Aegis but pari passu with those of participating shareholders (other than shares offered for sale by the underwriters in the Company s IPO pursuant to Warrants issued to said underwriters).

The demand and piggyback registration rights granted hereunder will expire 2 years from expiration of the last Warrant granted hereunder. The Warrant agreement and registration rights agreement will contain such other provisions including those relating to indemnification, and fees and expenses as are customary for transactions of this kind.

In the event of the sale or merger of Aegis or the sale of substantially all of its assets, the holders of the Warrants will have the right to acquire upon exercise of the Warrants the same kind and amount of securities as they had been entitled to prior to the merger or sale.